Exhibit 1.1

Execution Version

ERP OPERATING LIMITED PARTNERSHIP

(an Illinois limited partnership)

$400,000,000 5.375% Notes due August 1, 2016

TERMS AGREEMENT

Dated:  January 11, 2006

To:                              ERP Operating Limited Partnership
c/o Equity Residential
Two North Riverside Plaza
Chicago, Illinois 60606
Attention: Donna Brandin

Ladies and Gentlemen:

We (the “Representatives”) understand that ERP Operating Limited Partnership, an Illinois limited partnership (“ERP”), proposes to issue and sell $400,000,000 aggregate principal amount of 5.375% Notes due August 1, 2016 (the “Underwritten Securities”).  Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriters named below (the “Underwriters”) severally, and not jointly, agree to purchase the respective amounts of the Underwritten Securities set forth below opposite their respective names, at the purchase price set forth below.

Underwriter	Principal Amount of Underwritten Securities

JP Morgan Securities Inc.	$136,000,000
Wachovia Capital Markets, LLC	136,000,000
Commerzbank Capital Markets Corp.	32,000,000
Piper Jaffray & Co.	32,000,000
PNC Capital Markets, Inc.	32,000,000
SunTrust Capital Markets, Inc.	32,000,000
Total	$400,000,000

The Underwritten Securities shall have the following terms:

Title:	5.375% Notes due August 1, 2016

Principal Amount to be Issued:	$400,000,000

Currency:	U.S. Dollars

Current Ratings:	Baa1 by Moody’s Investors Services, Inc. A- by Standard & Poor’s Ratings Services A by Fitch Investor Services

Form:	Registered book-entry form

Price to Public:	99.513% of the principal amount of the Underwritten Securities

Purchase Price:	98.863% of the principal amount of the Underwritten Securities

Stated Maturity Date:	August 1, 2016

Interest Rate:	5.375% per annum

Interest Payment Dates:	Interest on the Underwritten Securities will be payable semi-annually in arrears, on February 1 and August 1 of each year, beginning August 1, 2006

Record Dates:	The close of business on the January 15 and July 15 preceding the applicable Interest Payment Date

Redemption:

ERP may redeem the Underwritten Securities, at any time, in whole or, from time to time, in part, at the election of ERP, at a redemption price equal to the sum of (i) the principal amount of the Underwritten Securities being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined in the Prospectus relating to such Underwritten Securities), if any, with respect to such Underwritten Securities (collectively, the “Redemption Price”). Notice of any optional redemption of any Underwritten Securities will be given to holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Underwritten Securities held by such persons to be redeemed

Reinvestment Rate:

“Reinvestment Rate” means 0.20% plus the arithmetic means of the yields under the respective heading “Week Ending” published in the most recent Statistical Release (as defined in the Prospectus relating to such Underwritten Securities) under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used

Sinking Fund Requirements:	None

Listing:	None

Delayed Contracts:	Not authorized

Restrictive Covenants:

The covenants set forth in the Indenture, dated October 1, 1994, between ERP and J.P. Morgan Trust Company, National Association (the “Indenture”), and the First Supplemental Indenture, dated September 9, 2004, to the Indenture as applicable.

Settlement Date, Time and Place:

Delivery of documents on January 19, 2006, at 9:00 a.m. New York City time at the offices of Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington, D.C. 20004; delivery of funds on January 19, 2006, in accordance with DTC procedures for the Underwritten Securities

All the provisions contained in the document attached as Annex A hereto entitled “ERP Operating Limited Partnership—Debt Securities—Standard Underwriting Provisions” dated January 11, 2006 (the “Standard Underwriting Provisions”) are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein.  Terms defined in such document are used herein as therein defined.

For purposes of this transaction, the term “Time of Sale” as used in the Standard Underwriting Provisions and this Terms Agreement shall mean 1:37 p.m. on the date hereof.

The Time of Sale Information for this transaction shall constitute the following: (1) any scheduled Issuer Free Writing Prospectuses attached as exhibits hereto, (2) the Preliminary Prospectus Supplement dated January 11, 2006, together with the Base Prospectus and (3) any filing under the 1934 Act which is deemed incorporated by reference in the Registration Statement or the Preliminary Prospectus Supplement and the Base Prospectus.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between ERP and the several Underwriters, or any of them, with respect to the offer and sale of the Underwritten Securities.

[SIGNATURE PAGE APPEARS NEXT]

Please accept this offer no later than 6:00 P.M. (New York City time) on January 11, 2006, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours

J.P. MORGAN SECURITIES INC.

By:	/s/ Maria Sramek
Name: Maria Sramek
Title: Vice President

WACHOVIA CAPTAL MARKETS, LLC

By:	/s/ Teresa Hee
Name: Teresa Hee
Title: Director

Acting on behalf of itself and the other named
Underwriters

Accepted:

ERP OPERATING LIMITED PARTNERSHIP

By: EQUITY RESIDENTIAL, not individually but as General
Partner

By:	/s/ Donna Brandin
Name: Donna Brandin
Title: Executive Vice President, Chief Financial Officer

Annex A

ERP Operating Limited Partnership

Debt Securities

Standard Underwriting Provisions

Issuer Free Writing Prospectuses

[Attach 433 IFWP information]

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